October 20,2004
     Growth Enterprise Fund S.A.
     Sea Orchard
     Elms Avenue - Poole
     Dorset
     BH14 8EE
     United Kingdom
     Gentlemen:

          As you know, GlobalNet Corporation (formerly known as iDial Networks, Inc.) ("GlobalNet" or the "Company"), currently has outstanding convertible debentures and/or notes in the approximate principal amount of $5 million (collectively, the "Debentures") held in the name of one or more of the following investors introduced to GlobalNet by the N.LR. Group, LLC ("N.LR."): AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC, and AJW Managed Account V, LLC (collectively, the "Debentureholders").

          The Debentureholders have agreed to invest an additional $1 million in the Company (the "Additional Investment"), and potentially up to an additional $2 million (the "Potential Additional Investment"), subject to certain agreements and concessions from you, Growth Enterprise Fund, S.A. ("GEF"), for the greater good of GlobalNet, as set forth in this letter agreement (the "Agreement"), Accordingly, we mutually agree as follows:

       1.    Additional Investment.
          (a) Upon and subject to the funding of the Additional Investment in the Company by the Debentureholders (on terms to be acceptable to the Company in its sole discretion, except as otherwise provided herein), on or before November 15, 2004 (the "Outside Date"), and in consideration of and in reliance upon the Company's representations, warranties, covenants and obligations under this Agreement, GEF agrees (i) to surrender to the Company for cancellation all of the shares of the Preferred Stock of the Company held by GEF (the "Preferred Stock"); (ii) to waive and irrevocably forgive the payment of all outstanding accrued but unpaid dividends on the Preferred Stock to the date of such cancellation; and (iii) to surrender to the Company for cancellation 3,436,000,720 shares of the Common Stock of the Company held by GEF (the "Surrendered Common Stock"). Within seven (7) business days after the Company's receipt of the Additional Investment, GEF will deliver to the Company certificates representing the Preferred Stock and the Surrendered Common Stock together with appropriate stock powers and will instruct the Company to cancel such shares effective as of the date of the Company's receipt of the Additional Investment. To the extent that the certificates for the Surrendered Common Stock tendered by GEF represent more than the number of such shares to be surrendered hereunder, the Company will promptly forward the certificates for the Surrendered Common Stock to the Company's transfer agent with a request that a certificate or certificates representing the excess shares of Common Stock be prepared and delivered to GEF as quickly as practicable. If the funding of the Additional Investment shall not have occurred by November 15, 2004, then GEF's agreement to surrender the Preferred Stock and the Surrendered Common Stock for cancellation and to waive the Preferred Stock dividends shall be void ab initio.

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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 2

          (b) The Company hereby acknowledges that, simultaneously with the surrender of the certificates for the Preferred Stock and the Surrendered Common Stock by GEF, as aforesaid, that certain agreement between the Company and GEF dated May 27, 2004 (the "Prior Agreement") will be, without further notice or action, deemed cancelled and of no further legal force or effect. The Company will return the original of the Prior Agreement to Robert L. Blessey, Esq., at 51 Lyon Ridge Road, Katonah, New York 10536 promptly after its receipt of the Preferred Stock and Surrendered Common Stock certificates as aforesaid.

       2. NIR Debentures. Notwithstanding any provision of this Agreement to the contrary:

          (a) The Company hereby acknowledges, and GEF agrees, that the interest rate on the Debentures, and on the debentures to be issued to the Debentureholders for the Additional Investment and on any debentures issued to the Debentureholders in connection with the Potential Additional Investment (collectively, the "Additional Debentures"), if and when made by the Debentureholders, will be increased to 12% per annum (i) effective as of the date of the funding of the Additional Investment, and (ii) effective on the date of issuance as to any of the debentures relating to the Potential Additional Investment.

          (b) The conversion formula in the Debentures and the Additional Debentures shall be the lower of (i) 40% of the average of the lowest three
     (3) intra-day trading prices (i.e., the intra-day trading price on the over-the-counter Bulletin Board) of the Company's Common Stock in the 20 trading days immediately preceding the Debentureholders' notice of conversion or (ii) $.0016 per share of Common Stock.

          (c) Other than as set forth in this Section 2, the Debentures will not be modified in any material respect, nor will any Additional Debentures contain terms materially different from the Debentures nor will the conversion formula be changed in the Debentures or the Additional Debentures from the formula set forth in subparagraph (b) above), in the absence of GEF's written consent, the Company acknowledging that this covenant (and the covenant in subparagraph (d) below) represents an essential and material consideration for GEF's agreements to cancel the Preferred Stock and to surrender the Surrendered Common Stock hereunder.

          (d) In consideration of the agreements of GEF hereunder, the sufficiency and adequacy of which are hereby acknowledged by the Company, the Company hereby agrees that it will not require GEF to surrender any additional shares of the Company's Common Stock owned by GEF, or make or provide any other consideration or concessions to the Company, with or in connection with the Potential Additional Investment, if made at any time, in whole or in part, by NIR and/or the Debentureholders.

       3. Board of Directors. For so long as any portion of the Debentures or Additional Debentures remains outstanding, GEF agrees to vote its shares of the Company's Common Stock so that the Board of Directors of the Company will consist of five directors, at least two of whom will not be affiliated with or nominated by GEF, provided that no adverse disclosure in the Company's filings with the Securities and Exchange Commission will be required with respect to any such non-GEF directors The Company hereby agrees that, if at any time that GEF owns shares of the Company's Common Stock, it is unable to cause the election of one or more
<
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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 3

     members to the Company's Board of Directors, GEF will have the right to appoint an advisor to the Company's Board of Directors, which advisor will receive copies of all notices and communications to the Company's Board of Directors and be entitled to attend all Board meetings.

       4. Termination Agreement; Obligations. Other than three letter agreements between the Company and Global Telesat Corp. ("GTC") with respect to GTC's engagement of the Company to render certain termination services with respect to GTC's mobile satellite communications traffic (the "Termination Agreements"), the Company hereby acknowledges and confirms that (i) GEF has no obligations, financial or otherwise, to the Company,
     (ii) the Company has no rights whatsoever to the mobile satellite telephone business and other rights of GTC which GTC acquired pursuant to that certain letter agreement dated October 23, 2003 by and between GTC and GlobalStar L.P., and (iii) the Company and GEF hereby agree that the Termination Agreements are modified hereby to the extent that GEF may terminate such agreements at any time, with or without cause, upon three
     (3) days notice to the Company.

       5.    Reports.

          (a) The Company hereby agrees that, at all times that GEF owns any shares of the Company's Common Stock, the Company will timely file and maintain current and complete all reports and other filings required of it under the Securities Act of 1933, as amended (the "Act"), and the Securities Exchange Act of 1934, as amended, and will, at its expense and upon request from GEF, provide GEF with any and all legal opinions required to enable GEF to sell the shares of the Company's Common Stock owned by it pursuant to Rule 144 under the Act.

          (b) Upon the termination and/or cancellation of the Preferred Stock and the surrender of the Surrendered Common Stock, the Company will, at its expense, prepare and timely file with the Securities and Exchange Commission all Company reports required to be filed in connection with the transactions contemplated by this Agreement, including the preparation and the timely filing of Reports on Forms 8-K.

       6.    Mutual Release.

          (a) Except for the representations, warranties, covenants and agreements of GEF contained in this Agreement and as otherwise provided in this Paragraph 6, the Company hereby irrevocably and unconditionally releases, remises, acquits, satisfies and forever discharges GEF, GTC, Global Mobil Corporation and their respective officers, directors, shareholders, employees, agents, and counsel (collectively, the "GEF Releasees"),of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, liens, judgments, executions, claims and demands whatsoever, in law or in equity, which the Company ever had, now has, or which any personal representative, successor, heir or assign of the Company, hereafter can, shall or may have, against the GEF Releasees, or any of them, for, upon or by reason of any agreement or obligation, or business or other transaction, or any act or omission occurring between the Company and the GEF Releasees, or any of them, from the beginning of the world through the date hereof and, from the date hereof through the date of surrender and/or cancellation of the


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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 4

     Preferred Stock and the Surrendered Common Stock, if and when such surrender and/or cancellation becomes effective under this Agreement.

          (b) Except for the representations, warranties, covenants and agreements of the Company contained in this Agreement and as otherwise provided in this Paragraph 6, GEF hereby irrevocably and unconditionally releases, remises, acquits, satisfies and forever discharges the Company and its officers, directors, shareholders, employees, agents and counsel (the "Company Releasees"), of and from any, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, liens, judgments, executions, claims and demands whatsoever, in law or in equity, which GEF ever had, now has, or which any personal representative, successor, heir or assign of GEF, hereafter can, shall or may have, against the Company Releasees, or any of them, for, upon or by reason of any agreement or obligation, or business or other transaction or any act or omission occurring between GEF and the Company Releasees, or any of them, from the beginning of the world to the date hereof.

          (c) Without limiting the generality of the foregoing and except as otherwise provided in this Paragraph 6, all executory agreements existing between GEF and the Company and between GEF and the Company's officers and directors, including the Prior Agreement, shall be deemed to be terminated and superseded by this Agreement, and neither party shall have any further obligation or liability to the other with respect thereto; provided, however, that if the funding of the Additional Investment shall not have occurred by the Outside Date, the Prior Agreement shall not be deemed to have been terminated and superseded by this Agreement;

          (d) Nothing in this Agreement shall be deemed to attempt to modify or absolve GEF from its responsibilities with respect to the Company pursuant to applicable law (as distinguished from responsibility or liability arising from agreements or business transactions or acts or omissions between the Company and GEF), including, without limitations the securities laws of the United States and the rules and regulations of the US Securities and Exchange Commission nor in any way affect GEF's right, title and interest in and to the shares of Preferred Stock and Common Stock of the Company owned by GEF, except as otherwise provided in this Agreement.

          (e) In consideration of GEF's covenants and agreements under this Agreement, the Company hereby agrees to defend, indemnify and hold harmless GEF, its affiliates and their respective officers, directors, stockholders, employees, agents and counsel (the "Indemnified Parties") from and against any and all actions, causes of action, liabilities, obligations, costs and expenses, including legal fees and disbursements (collectively, the "Losses"), incurred by the Indemnified Parties, or any of them, as a result of any action, proceeding, investigation or inquiry instituted by any third party, including any stockholder of the Company, against any of the Indemnified Parties, except for Losses (i) due to any malfeasance, breach of fiduciary duty or criminal act of GEF, (ii) due to the failure of GEF to comply with applicable securities laws, and (iii) arising from the application of applicable United States bankruptcy laws. If any matter arises which may be the subject of indemnification hereunder, the Indemnified Parties shall have the right to select and engage their own counsel to represent their interests therein, at the

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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 5

     Company's expense and the Company will pay and/or reimburse the Indemnified Parties for any and all Losses, when, as and if incurred by any of the Indemnified Parties.

       7. Representations and Warranties of the Company. The Company hereby represents and warrants to GEF that;

          (a) The capitalization of the Company as of the date hereof, as of the date of the Additional Investment and as of the date of the Additional Potential Investment, is as set forth on Exhibit "A" hereto (subject to the assumptions contained therein), together with the date(s) of GEF's purchase(s) of the shares of the Company's Common Stock owned by it.

          (b) All action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

          (c) The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of the Company's Certificate of Incorporation or By-Laws or any instrument, judgment, order, writ, decree, agreement, commitment or other obligation to which the Company is a party or by which it is bound,

          (d) There is no action, suit, proceeding or investigation pending, or to the knowledge of the Company, currently threatened against the Company in any way relating to the validity of this Agreement or the right of the Company to enter into or to consummate this Agreement and the transactions contemplated hereby.

       8.    Miscellaneous.

          (a) This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party or parties to be bound thereby. This Agreement has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against either party hereto on the basis of such party having drafted this Agreement.

          (b) All notices, consents, requests, and other communications required or permitted to be given under this Agreement (the "Notices"), shall be in writing and delivered personally or by a nationally recognized overnight courier service, receipt acknowledged, or mailed by registered or certified mail or international equivalent, postage prepaid, return receipt

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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 6

     requested, addressed to the parties hereto as follows (or to such other address as either of the parties hereto shall specify by notice given in accordance with this provision):

                          (i)        If to the Company:

                                   GlobalNet Corporation
                                   1919 South Highland Avenue
                                   Suite 125D
                                   Lombard, IL 60148

                                   With a copy to:

                                   Oscar de la Guardia, Esq.
                                   1541 Brickell Avenue No. B-403
                                   Miami, Florida 33129

                          (ii)     If to GEF:

                                   Growth Enterprise Fund S.A.
                                   Sea Orchard
                                   Elms Avenue - Poole
                                   Dorset
                                   BH14 8EE
                                   United Kingdom
                                   Attn: David Phipps, Managing Director

                                   with a copy to:

                                   Robert L. Blessey, Esq.
                                   51 Lyon Ridge Road
                                   Katonah, New York 10536

     All such Notices shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective and deemed to have been given only upon receipt.

          (c) Neither GEF nor the Company may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the non-assigning party.

          (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, or their respective successors, or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 7


          (e) No waiver of any provision of this Agreement or of any breach hereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach of the same or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida with respect to contracts made and to be fully performed therein without regard to the conflicts of laws principles thereof.

          (g) The parties hereto hereby agree that, at any time and from time to time after the date hereof upon the reasonable request of either of the parties hereto and at no cost to the party to which any such request is made, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

          (h) Each party hereto represents and warrants to the other that it has been represented by independent counsel of its own choosing in connection with the negotiation, execution, delivery and consummation of this Agreement.

          (i) Except as expressly provided in this subparagraph (i), each of the parties hereto shall bear all of their respective costs and expenses incurred in connection with the negotiation, preparation, execution, consummation, performance and/or enforcement of this Agreement, including, without limitation, the fees and disbursements of their respective counsel, financial advisors and accountants. Notwithstanding the foregoing, in the event of any action or proceeding instituted by either party hereto to enforce the provisions of this Agreement, the party prevailing therein shall be entitled to reimbursement by the other party of the legal costs and expenses incurred by the prevailing party in connection therewith and the Company will reimburse GEF for the legal fees and disbursements incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement upon presentation of a bill or request therefor.

          (j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

          (k) The Paragraph headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.


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     Growth Enterprise Fund S.A.
     October 20, 2004
     Page 8

          (1) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.




                                       Very truly yours,

                                       GlobalNet Corporation


                                       By:___________________________
                                          Mark Wood, Chairman and CEO






     The foregoing is accepted and
     agreed to as of this 21st day
     of October, 2004

     Growth Enterprise Fund S.A.

     By:_______________________________
        David Phipps, Managing Director